As filed with the Securities and Exchange Commission on November 21, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

infoGROUP Inc.
(Exact name of Registrant as specified in its Charter)

Delaware	47-0751545
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

5711 South 86th Circle
Omaha, Nebraska	68127
(Address or Principal Executive Offices)	(Zip Code)

infoGROUP Inc. Amended and Restated 2007 Omnibus Incentive Plan
(Full title of the Plan)

Bill L. Fairfield
Chief Executive Officer
infoGROUP Inc.
5711 South 86th Circle
Omaha, Nebraska 68127
(Name and address of agent for service)
(402) 593-4500
(Telephone number, including area code, of agent for service)

Copies to:
Joseph G. Connolly, Jr.
Joseph E. Gilligan
Hogan & Hartson LLP
555 Thirteenth Street, N.W.
Washington, D.C. 20004-1109
(202) 637-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of Securities	Amount To Be	Offering Price	Aggregate	Amount of
To Be Registered	Registered (1)	Per Share	Offering Price	Registration Fee
Common Stock, $0.0025 par value	50,000	$6.00 (2)	$300,000.00 (2)	$11.79
	4,983,536	$2.94 (3)	$14,651,595.84 (3)	$575.81

Total	5,033,536		$14,951,595.84	$587.60

(1)	Amount to be registered includes (a) 50,000 shares to be issued pursuant to the exercise of options granted under the infoGROUP Inc. Amended and Restated 2007 Omnibus Incentive Plan (the “2007 Plan”) and (b) 4,983,536 shares to be issued pursuant to the grant or exercise of awards under the 2007 Plan.

(2)	Determined in accordance with Rule 457(h), the registration fee calculation on these shares is based on the weighted average exercise price of the options outstanding under the 2007 Plan.

(3)	Determined in accordance with Rule 457(h), the registration fee calculation on these shares is based on the average of the high and low prices of the Registrant’s Common Stock reported on the Nasdaq Global Select Market on November 20, 2008.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
          The documents containing the information specified in Part I will be separately sent or given to the eligible employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
          infoGROUP Inc. (the “Registrant”) incorporates information into this registration statement by reference, which means that the Registrant discloses important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this registration statement, except to the extent superseded by information contained herein or by information contained in documents filed with the Commission after the date of this registration statement. This registration statement incorporates by reference the documents set forth below, the file number for each of which is 0-19598, that have been previously filed with the Commission:
•	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2007;

•	the Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008;

•	the Registrant’s Current Reports on Form 8-K filed on January 25, 2008, January 30, 2008, March 7, 2008, March 18, 2008, March 28, 2008, April 4, 2008, May 13, 2008, May 19, 2008, June 4, 2008, July 3, 2008, July 23, 2008, August 19, 2008, August 21, 2008, August 27, 2008, September 5, 2008 and October 30, 2008 and on Form 8-K/A filed on August 22, 2008;

•	the description of the Registrant’s common stock contained in our Registration Statement on Form 8-A, filed under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all amendments or reports filed for the purpose of updating such description.
     In addition, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date hereof and prior to the filing of a post-effective amendment, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
     To the extent that any proxy statement is incorporated by reference herein, such incorporation shall not include any information contained in such proxy statement that is not, pursuant to the Commission’s rules, deemed to be “filed” with the Commission or subject to the liabilities of Section 18 of the Exchange Act. We are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K.
Item 4. Description of Securities.
     Not applicable.

Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     The Registrant is a Delaware corporation subject to the applicable indemnification provisions of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”). Section 145 of the Delaware General Corporation Law permits a corporation to include in its corporate documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law. The Registrant’s certificate of incorporation, as amended, and the amended and restated bylaws also provide for the indemnification of the Registrant’s directors and officers as permitted under the Delaware General Corporation Law.
     In addition, Section 145 of the Delaware General Corporation Law provides for the indemnification of officers, directors and third parties acting on the Registrant’s behalf if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the Registrant’s best interest, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.
     The Registrant has purchased and maintains insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.
Item 7. Exemption From Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     The exhibits to this registration statement are listed on the Exhibit Index, which appears elsewhere herein and is incorporated herein by reference.
Item 9. Undertakings.
(a)	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on November 21, 2008.

infoGROUP Inc.
By:	/s/ Bill L. Fairfield
Bill L. Fairfield
Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bill L. Fairfield and Stormy L. Dean, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, from such person and in each person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed by the following persons in the capacities indicated on November 21, 2008.

Signature	Title

/s/ Bernard W. Reznicek Bernard W. Reznicek	Chairman of the Board of Directors

/s/ Bill L. Fairfield Bill L. Fairfield	Chief Executive Officer (principal executive officer)

/s/ Stormy L. Dean Stormy L. Dean	Chief Financial Officer (principal financial and accounting officer)

/s/ Robin S. Chandra Robin S. Chandra	Director

Vinod Gupta	Director

/s/ Dr. George F. Haddix Dr. George F. Haddix	Director

/s/ Elliot S. Kaplan Elliot S. Kaplan	Director

/s/ George Krauss George Krauss	Director

/s/ Gary E. Morin Gary E. Morin	Director

/s/ Dr. Vasant H. Raval Dr. Vasant H. Raval	Director

/s/ John N. Staples III John N. Staples III	Director

/s/ Clifton T. Weatherford Clifton T. Weatherford	Director

EXHIBIT INDEX

Exhibit No.	Description

5.1	Opinion of Hogan & Hartson LLP*

10.1	infoGROUP Inc. Amended and Restated 2007 Omnibus Incentive Plan, incorporated herein by reference to Exhibit 10.5 filed with the Registrant’s Quarterly Report on Form 10-Q filed November 10, 2008

23.1	Consent of Hogan & Hartson LLP (included in Exhibit 5.1)

23.2	Consent of KPMG LLP*

24.1	Power of Attorney (included on signature page)

*	Filed herewith